Exhibit 99.1
Capri Holdings Limited Announces Second Quarter Fiscal 2026 Results
Revenue, Gross Margin and Operating Income Exceeded Expectations
Announces $1 Billion Share Repurchase Program
London — November 4, 2025 — Capri Holdings Limited (NYSE:CPRI), a global fashion luxury group, today announced its financial results for the second quarter of Fiscal 2026 ended September 27, 2025.
Second Quarter Fiscal 2026 Highlights from Continuing Operations
•Revenue decreased 2.5% on a reported basis and 4.2% in constant currency
•Operating margin of (1.4)%; adjusted operating margin of 2.3%
•Loss per share of $(0.28); adjusted loss per share of $(0.03) reflecting a higher than anticipated tax rate

John D. Idol, the Company's Chairman and Chief Executive Officer, said, "We are encouraged by our second quarter results. Trends continued to improve sequentially, which resulted in revenue, gross margin and operating income exceeding our expectations. This performance demonstrates the progress we are making as we execute against our strategic initiatives to energize our fashion luxury houses."

Mr. Idol continued, “With the Versace sale expected to close in our fiscal third quarter, we are now fully focused on the growth of our two iconic brands Michael Kors and Jimmy Choo. We plan to use the proceeds of the sale to repay the majority of our debt, substantially strengthening our balance sheet and providing greater financial flexibility to both invest in our growth as well as return capital to shareholders in the future. Given the encouraging signs of stabilization across our business and our planned reduction in debt levels, our Board of Directors has authorized a new $1 billion share repurchase program which the Company expects to begin implementing in fiscal 2027.”

Mr. Idol concluded, "Looking ahead, we continue to expect retail trends to improve in the back half of fiscal 2026 positioning us to return to growth in fiscal 2027. Longer term we remain optimistic about the sustainable growth potential of both Michael Kors and Jimmy Choo."

Second Quarter Fiscal 2026 Results
Financial Results and non-GAAP Reconciliation
The Company's results are reported in this press release in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and on an adjusted, non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release.
As previously announced, on April 10, 2025, the Company and Prada S.p.A. (“Prada”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) whereby Prada has agreed to acquire certain subsidiaries of the Company which operate the Company’s Versace business for an aggregate purchase price of $1.375 billion in cash, subject to certain adjustments. As a result, the Company determined that the held for sale and discontinued operations criteria have been met and the Company has classified the results of operations and cash flows of its Versace business as discontinued operations in its consolidated statements of operations and comprehensive (loss) income and consolidated statements of cash flows for all periods presented. The related assets and liabilities associated with the discontinued operations are classified as held for sale in the consolidated balance sheets as of September 27, 2025, March 29, 2025, and September 28, 2024. The transaction is expected to close in the second half of calendar 2025, subject to customary closing conditions including regulatory approvals. Unless otherwise noted, the discussion below including analysis of financial condition and results of operations relates only to continuing operations.
Overview of Capri Holdings Second Quarter Fiscal 2026 Results
•Total revenue of $856 million decreased 2.5% compared to last year. On a constant currency basis, total revenue decreased 4.2%.
•Gross profit was $522 million and gross margin was 61.0%, compared to $547 million and 62.3% in the prior year. Tariffs negatively impacted the gross margin rate by approximately 130 basis points.
•Loss from operations was $12 million and operating margin was (1.4)%, compared to loss from operations of $6 million and operating margin of (0.7)% in the prior year. Adjusted income from operations was $20 million and adjusted operating margin was 2.3%, compared to $37 million and 4.2% in the prior year.
•Net loss was $34 million, or $(0.28) per diluted share, compared to net income of $42 million, or $0.37 per diluted share, in the prior year. Adjusted net loss was $4 million, or $(0.03) per diluted share, compared to $76 million, or $0.64 per diluted share, in the prior year. A higher than anticipated effective tax rate versus our original guidance due to the Company's valuation allowance position negatively impacted adjusted net income by $24 million or $0.20 per share.
•Net inventory as of September 27, 2025 was $766 million, a 2.8% decrease compared to the prior year.
•Cash flow used in operating activities for the second quarter was $33 million, while capital expenditures were $13 million, resulting in free cash flow of $(46) million.
•Cash and cash equivalents totaled $120 million, and total borrowings outstanding were $1.76 billion, resulting in net debt of $1.64 billion as of September 27, 2025 versus $1.58 billion last year.
Michael Kors Second Quarter Fiscal 2026 Results
•Michael Kors revenue of $725 million decreased 1.8% on a reported basis and 3.3% on a constant currency basis.
•Michael Kors gross profit was $430 million and gross margin was 59.3%, compared to $451 million and 61.1% in the prior year.

•Michael Kors operating income was $73 million and operating margin was 10.1%, compared to $87 million and 11.8% in the prior year.
Jimmy Choo Second Quarter Fiscal 2026 Results
•Jimmy Choo revenue of $131 million decreased 6.4% on a reported basis and 9.3% on a constant currency basis.
•Jimmy Choo gross profit was $92 million and gross margin was 70.2%, compared to $96 million and 68.6% in the prior year.
•Jimmy Choo operating loss was $9 million and operating margin was (6.9)%, compared to operating loss of $5 million and operating margin of (3.6)% in the prior year.

Share Repurchase Program
On November 4, 2025, the Company announced the Board of Directors approved a three-year share repurchase program of up to $1 billion of its outstanding ordinary shares, which the Company expects to begin implementing in fiscal 2027. Share repurchases may be made in open market or privately negotiated transactions, subject to market conditions, applicable legal requirements, trading restrictions under the Company's insider trading policy and other relevant factors. The program may be suspended or discontinued at any time.

Outlook
The following guidance is provided on an adjusted, non-GAAP basis, and is based on continuing operations only. Guidance reflects incremental tariffs on imports into the United States from the European Union at 15%, Cambodia and Indonesia at 19%, Bangladesh and Vietnam at 20%, India at 25% and China at 30%. Financial results could differ materially from the current outlook due to a number of external events which are not reflected in our guidance, including changes in global macroeconomic conditions, incremental tariff rates in excess of our assumptions, greater than anticipated inflationary pressures or weakening consumer confidence, and further considerable fluctuations in foreign currency exchange rates.

Fiscal Year 2026 Outlook
For Capri Holdings, the Company expects the following:
•Total revenue of approximately $3.375 to $3.45 billion
•Operating income of approximately $100 million
•Net interest income of approximately $85 to $95 million
•Effective tax rate in the mid-teens range
•Weighted average diluted shares outstanding of approximately 120 million
•Diluted earnings per share of approximately $1.20 to $1.40
•Capital expenditures of approximately $110 million
For Michael Kors, the Company expects the following:
•Total revenue of approximately $2.8 to $2.875 billion
•Operating margin in the high-single-digit range
For Jimmy Choo, the Company expects the following:
•Total revenue of approximately $565 to $575 million
•Operating margin in the negative mid-single-digit range

Third Quarter Fiscal 2026 Outlook
For Capri Holdings, the Company expects the following:
•Total revenue of approximately $975 million to $1.0 billion
•Operating margin of approximately 7.0% to 8.0%
•Net interest income of approximately $20 million
•Effective tax rate in the low to mid-single-digit range
•Weighted average diluted shares outstanding of approximately 120 million
•Diluted earnings per share of approximately $0.70 to $0.80
For Michael Kors, the Company expects the following:
•Total revenue of approximately $825 to $845 million
•Operating margin in the low-teens range
For Jimmy Choo, the Company expects the following:
•Total revenue of approximately $150 to $155 million
•Operating margin in the negative low- to mid-single-digit range

The Company is unable to provide a reconciliation of the non-GAAP financial outlook to the corresponding GAAP measures presented in this press release and on the Company’s conference call without unreasonable effort due to the challenge in quantifying various significant items, including, but not limited to, foreign currency fluctuations, taxes, increased tariffs, and any future restructuring and other charges and expenses.
Conference Call Information
A conference call to discuss second quarter Fiscal 2026 results is scheduled for today, November 4, 2025 at 8:30 a.m. ET. A live webcast of the conference call will be available on the Company's website, www.capriholdings.com. In addition, a replay will be available shortly after the conclusion of the call and remain available until November 11, 2025. To access the telephone replay, listeners should dial 1 (844) 512-2921 or 1 (412) 317-6671 for international callers. The access code for the replay is 13754843. A replay of the webcast will also be available within two hours of the conclusion of the call.
Use of Non-GAAP Financial Measures
Constant currency effects are non-GAAP financial measures, which are provided to supplement our reported operating results to facilitate comparisons of our operating results and trends in our business, excluding the effects of foreign currency rate fluctuations. Because we are a global company, foreign currency exchange rates may have a significant effect on our reported results. The Company believes presenting metrics on a constant currency basis will help investors to understand the effect of significant year-over-year foreign currency exchange rate fluctuations and provide a framework to assess how business is performing and expected to perform excluding these effects. We calculate constant currency measures and the related foreign currency impacts by translating the current year's reported amounts into comparable amounts using prior year's foreign exchange rates for each currency. All constant currency performance measures discussed in this press release should be considered a supplement to and not in lieu of our operating performance measures calculated in accordance with U.S. GAAP. The Company also presents free cash flow, which is a non-GAAP measure and is calculated by taking net cash provided by operating activities less capital expenditures for the period. The Company believes that free cash flow is an important liquidity measure of cash that is available after giving effect to our capital and strategic plans, and that it is useful to investors because it measures the Company's ability to generate cash. Additionally, this earnings release includes certain non-GAAP financial measures that exclude certain costs associated with impairment charges, Capri transformation costs, restructuring and other charges, store renovation program costs and transaction related expenses. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding these items helps its management and investors compare operating performance based on its ongoing operations. While the Company considers the non-GAAP measures to be useful supplemental measures in analyzing its results, they are not intended to replace, nor act as a substitute for, any amounts presented in its consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-GAAP measures reported by other companies.
About Capri Holdings Limited
Capri Holdings is a global fashion luxury group consisting of iconic brands Michael Kors, Jimmy Choo and Versace. Our commitment to glamorous style and craftsmanship is at the heart of each of our luxury brands. We have built our reputation on designing exceptional, innovative products that cover the full spectrum of fashion luxury categories. Our strength lies in the unique DNA and heritage of each of our brands, the diversity and passion of our people and our dedication to the clients and communities we serve. Capri Holdings Limited is publicly listed on the New York Stock Exchange under the ticker CPRI.
Forward Looking Statements
This press release contains statements which are, or may be deemed to be, "forward-looking statements." Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Capri about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included herein, may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words "plans", "believes", "expects", "intends", "will", "should", "could", "would", "may", "anticipates", "might" or similar words or phrases, are forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions, which could cause actual results to differ materially from those projected or implied in any forward-looking statements. These risks, uncertainties and other factors include but are not limited to, macroeconomic pressures and general uncertainty regarding the overall future economic environment, the imposition or threat of imposition of new or additional duties, tariffs or trade restrictions on the importation of our products; changes in fashion, consumer traffic and retail trends; fluctuations in demand for our products; loss of market share and increased competition; risks associated with operating in international markets and global sourcing activities, including currency fluctuations, disruptions or delays in manufacturing or shipments; departure of key employees or failure to attract and retain highly qualified personnel; levels of cash flow and future availability of credit, Capri's ability to successfully execute its growth strategies or cost reduction measures; the risk of cybersecurity threats and privacy or data security breaches; reductions in our wholesale channel; high consumer debt levels, recession and inflationary pressures and general economic, political, business or market conditions; the impact of epidemics, pandemics, disasters or catastrophes; our ability to successfully execute the proposed sale of Versace to Prada and other risks related to the transaction; extreme weather conditions and natural disasters; acts of war and other geopolitical conflicts; the risk of any litigation relating to the Company's previously proposed merger with Tapestry, Inc., the termination of the merger agreement and/or public disclosures related thereto; as well as the risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. Any forward-looking statement in this press release speaks only as of the date made and Capri disclaims any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

CONTACTS:
Investor Relations:
Jennifer Davis
+1 (201) 514-8234
Jennifer.Davis@CapriHoldings.com
Media:
Press@CapriHoldings.com

SCHEDULE 1
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Total revenue	$856	$878	$1,653	$1,726
Cost of goods sold	334	331	629	644
Gross profit	522	547	1,024	1,082
Total operating expenses	534	553	1,020	1,077
(Loss) income from operations	(12)	(6)	4	5
Other income, net	—	—	(1)	—
Interest income, net	(17)	(10)	(35)	(14)
Foreign currency loss (gain)	3	(11)	(2)	(7)
Income before income taxes	2	15	42	26
Provision (benefit) for income taxes	36	(27)	20	(21)
Net (loss) income from continuing operations	(34)	42	22	47
Net income (loss) from discontinued operations, net of tax	6	(19)	3	(36)
Net (loss) income	(28)	23	25	11
Less: Net (loss) income attributable to noncontrolling interest from continuing operations	—	(1)	—	1
Net (loss) income attributable to Capri	$(28)	$24	$25	$10

Weighted average ordinary shares outstanding:
Basic	119,786,829	118,467,372	119,293,324	117,953,855
Diluted	119,786,829	118,777,723	119,653,017	118,517,098
Net (loss) income per ordinary share attributable to Capri:
Basic from continuing operations	$(0.28)	$0.37	$0.19	$0.40
Basic from discontinued operations	$0.06	$(0.17)	0.03	(0.31)
Basic per ordinary share	$(0.22)	$0.20	$0.22	$0.09

Diluted from continuing operations	$(0.28)	$0.37	$0.19	$0.40
Diluted from discontinued operations	$0.06	$(0.17)	0.03	(0.31)
Diluted per ordinary share	$(0.22)	$0.20	$0.22	$0.09

SCHEDULE 2
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	September 27, 2025	March 29, 2025	September 28, 2024
Assets
Current assets
Cash and cash equivalents	$120	$107	$119
Receivables, net	217	215	218
Inventories, net	766	701	788
Prepaid expenses and other current assets	203	156	143
Current assets held for sale	399	342	399
Total current assets	1,705	1,521	1,667
Property and equipment, net	383	393	422
Operating lease right-of-use assets	885	825	927
Intangible assets, net	580	582	624
Goodwill	203	199	270
Deferred tax assets	1	—	285
Other assets	98	99	113
Noncurrent assets held for sale	1,762	1,594	2,484
Total assets	$5,617	$5,213	$6,792
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$370	$379	$365
Accrued payroll and payroll related expenses	85	81	78
Accrued income taxes	84	66	34
Short-term operating lease liabilities	254	249	265
Short-term debt	11	24	470
Accrued expenses and other current liabilities	230	233	263
Current liabilities held for sale	328	304	315
Total current liabilities	1,362	1,336	1,790
Long-term operating lease liabilities	859	814	907
Deferred tax liabilities	67	233	176
Long-term debt	1,753	1,466	1,227
Other long-term liabilities	1,042	417	492
Noncurrent liabilities held for sale	604	575	714
Total liabilities	5,687	4,841	5,306
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized; 228,929,803 shares issued and 119,072,572 outstanding at September 27, 2025; 227,672,351 shares issued and 117,913,201 outstanding at March 29, 2025; 227,571,175 shares issued and 117,824,265 outstanding at September 28, 2024	—	—	—
Treasury shares, at cost (109,857,231 shares at September 27, 2025, 109,759,150 shares at March 29, 2025 and 109,746,910 shares at September 28, 2024)	(5,464)	(5,462)	(5,462)
Additional paid-in capital	1,501	1,476	1,454
Accumulated other comprehensive (loss) income	(433)	57	3
Retained earnings	4,322	4,297	5,489
Total shareholders’ equity of Capri	(74)	368	1,484
Noncontrolling interest	4	4	2
Total shareholders’ equity	(70)	372	1,486
Total liabilities and shareholders’ equity	$5,617	$5,213	$6,792

SCHEDULE 3
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED REVENUE DATA
($ in millions)
(Unaudited)

		Three Months Ended		Six Months Ended
		September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Revenue by Segment and Region:

Michael Kors	The Americas	$457	$492	$870	$943
	EMEA	194	187	344	325
	Asia	74	59	146	145
Michael Kors Revenue		725	738	1,360	1,413

Jimmy Choo	The Americas	34	35	80	87
	EMEA	67	71	145	148
	Asia	30	34	68	78
Jimmy Choo Revenue		131	140	293	313

Capri	The Americas	491	527	950	1,030
	EMEA	261	258	489	473
	Asia	104	93	214	223
Total Capri Revenue		$856	$878	$1,653	$1,726

SCHEDULE 4
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED SEGMENT DATA
($ in millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Total revenue:
Michael Kors	$725	$738	$1,360	$1,413
Jimmy Choo	131	140	293	313
Total revenue	$856	$878	$1,653	$1,726

Gross profit:
Michael Kors	$430	$451	$818	$870
Jimmy Choo	92	96	206	212
Total gross profit	$522	$547	$1,024	$1,082

Selling, general and administrative expenses:
Michael Kors	$339	$344	$646	$668
Jimmy Choo	94	93	197	198
Corporate	48	60	93	122
Total selling, general and administrative expenses	$481	$497	$936	$988

Depreciation and amortization:
Michael Kors	$18	$20	$36	$40
Jimmy Choo	7	8	14	15
Corporate	5	7	10	12
Total depreciation and amortization	$30	$35	$60	$67

(Loss) income from operations:
Michael Kors	$73	$87	$136	$162
Jimmy Choo	(9)	(5)	(5)	(1)
	64	82	131	161
Less: Corporate expenses	(53)	(57)	(103)	(119)
Impairment of assets	(21)	(20)	(21)	(20)
Transaction related costs	—	(10)	—	(15)
Restructuring and other expense	(2)	(1)	(3)	(2)
Total (loss) income from operations	$(12)	$(6)	$4	$5

Operating margin:
Michael Kors	10.1%	11.8%	10.0%	11.5%
Jimmy Choo	(6.9)%	(3.6)%	(1.7)%	(0.3)%
Capri	(1.4)%	(0.7)%	0.2%	0.3%

SCHEDULE 5
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
SUPPLEMENTAL RETAIL STORE INFORMATION
(Unaudited)

	As of
Retail Store Information:	September 27, 2025	September 28, 2024
Michael Kors	691	755
Jimmy Choo	216	226
Total number of retail stores	907	981

SCHEDULE 6
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSTANT CURRENCY DATA
($ In millions)
(Unaudited)

	Three Months Ended		% Change
	September 27, 2025	September 28, 2024	As Reported	Constant Currency
Total revenue:
Michael Kors	$725	$738	(1.8)%	(3.3)%
Jimmy Choo	131	140	(6.4)%	(9.3)%
Total revenue	$856	$878	(2.5)%	(4.2)%

	Six Months Ended		% Change
	September 27, 2025	September 28, 2024	As Reported	Constant Currency
Total revenue:
Michael Kors	$1,360	$1,413	(3.8)%	(5.2)%
Jimmy Choo	293	313	(6.4)%	(9.3)%
Total revenue	$1,653	$1,726	(4.2)%	(5.9)%

SCHEDULE 7

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
(Loss) income from operations, as reported	$(12)	$(6)	$4	$5
Adjustments:
Impairment charges	21	20	21	20
Capri transformation (1)	6	12	8	26
Restructuring and other charges (2)	2	1	3	2
Store renovation program	3	—	4	—
Transaction related costs (3)	—	10	—	15
Total adjustments	32	43	36	63
Income from operations, as adjusted	$20	$37	$40	$68
Operating margin, as reported	(1.4)%	(0.7)%	0.2%	0.3%
Operating margin, as adjusted	2.3%	4.2%	2.4%	3.9%

Net (loss) income attributable to Capri from continuing operations, as reported	$(34)	$43	$22	$46
Adjustments to income from operations from above	32	43	36	63
Tax effect of income from operations adjustments	(2)	(10)	(2)	(15)
Net (loss) income attributable to Capri from continuing operations, as adjusted	$(4)	$76	$56	$94

Weighted average basic ordinary shares outstanding	119,786,829	118,467,372	119,293,324	117,953,855
Weighted average diluted ordinary shares outstanding	119,786,829	118,777,723	119,653,017	118,517,098

Diluted net (loss) income per ordinary share from continuing operations, as reported	$(0.28)	$0.37	$0.19	$0.40
Net income adjustments per ordinary share	0.25	0.27	0.28	0.40
Diluted net (loss) income per ordinary share from continuing operations, as adjusted	$(0.03)	$0.64	$0.47	$0.80
______________________
(1)The Capri transformation program represents a multi-year, multi-project initiative intended to improve the operating effectiveness and efficiency of our organization by creating best in class shared platforms across our brands and by expanding our digital capabilities. These initiatives cover multiple aspects of our operations including supply chain, marketing, omni-channel customer experience, e-commerce, data analytics and IT infrastructure.
(2)Relates to costs incurred in connection with the Company's Global Optimization Plan which primarily relate to severance, lease termination and store closure costs.
(3)Relates to costs incurred by the Company in connection with the previously terminated merger agreement with Tapestry, Inc.